EXHIBIT 4.3
                                                                 -----------


                              ENTECH  SOLAR, INC.

                              -------------------

                      SERIES B CONVERTIBLE PREFERRED STOCK
                      ------------------------------------

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
              ---------------------------------------------------


     Entech Solar, Inc., a Delaware corporation (the "CORPORATION"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") by the provisions of the Certificate of Incorporation of the Corporation, as amended (the "CERTIFICATE OF INCORPORATION"), there is hereby created, out of the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized in Article Four of the Certificate of Incorporation (the "PREFERRED STOCK"), a series of the Preferred Stock consisting of 611,111 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

                      SERIES B CONVERTIBLE PREFERRED STOCK
                      ------------------------------------

     A.    Designation and Amount.  The shares of such series of preferred stock
           ----------------------
shall be designated as the Series B Convertible Preferred Stock (the "SERIES B
                                                                      --------
PREFERRED STOCK") and the number of shares initially constituting such series
---------------
shall be 611,111 shares.

     B.    Dividends.  Dividends on the Series B Preferred Stock will accrue at
           ---------
the annual rate of seven percent (7%) for a period of three years following the
date of issuance.   The Corporation will pay all accrued and unpaid dividends
annually on Series B Preferred Stock.

     C.    Voting.   Except as otherwise provided by applicable law, the
           ------
holders of outstanding shares of the Series B Preferred Stock shall have no voting power whatsoever.

     D.     Conversion.  The holders of shares of Series B Preferred Stock shall
            ----------
have the following conversion rights and obligations:

     1. If WorldWater (Phils) reaches $10 million in booked orders within 24 months from the date of issuance and/or has a minimum of $5 million in annual booked orders thereafter, the holders of the Series B Preferred Stock may convert into common shares of WorldWater (Phils) Inc. representing 10% of the fully subscribed common shares of WorldWater (Phils) Inc. on the date of investment of the Series B Preferred Stock.

     2. If WorldWater (Phils) Inc. does not reach $10 million in booked orders within 24 months from the date of issuance, prior to the expiration of the Series B Preferred Stock issue, the holders of the Series B Preferred Stock may convert for a period of 120 days thereafter into 611,111 shares of the common stock of the Corporation, or may convert into common stock of WorldWater (Phils) Inc. as described in paragraph D.1, above.


     E.     Stock to be Reserved.  The Corporation will at all times reserve and
            --------------------
keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the Series B Preferred Stock shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time use its reasonable best efforts to assure that the par value per share of the Common Stock is at all times equal to or less than the conversion price in effect at the time. The Corporation will use its reasonable best efforts to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or other market upon which the Common Stock may be listed.

     F.     No Reissuance of Series B Preferred Stock.  Shares of Series B
            -----------------------------------------
Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

     G.     Redemption.  Neither the Corporation nor any holder of Series B
            ----------
Preferred Stock shall be entitled to demand redemption of any of the shares so held.

     H.     Liquidation.  In the event of the liquidation of WorldWater (Phils)
            -----------
Inc., any proceeds received by the Corporation will be used to retire the Series B Preferred Stock.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by its Chief Financial Officer on the 12th day of February 2010.


                              ENTECH SOLAR, INC.

                              By:   /s/ Sandra J. Martin
                                  ------------------------------------
                                  Name:    Sandra J. Martin
                                  Title:   Chief Financial Officer